Exhibit 99.1

Wayside Technology Group, Inc. Reports 2018 First Quarter

and Declares Quarterly Dividend

Q1 2018:

Net sales:$40.5 million

Income from operations: $1.8 million

Net income:$1.6 million

   Diluted earnings per share:    $0.36 per share

Dividend declared - $0.17 per share

EATONTOWN, NJ, May 3, 2018 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the first quarter ended March 31, 2018.    The results will be discussed in a conference call to be held on Friday, May 4, 2018 at 10:00 a.m. EDT.  The dial-in telephone number is (844) 683-0552 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s website at www.waysidetechnology.com/site/content/webcasts.

“We are pleased to report a great first quarter of 2018. Income before tax increased 7.5% and diluted earnings per share increased 23%”, said Simon F. Nynens, Chairman and Chief Executive Officer. “We strive to be the most proactive, knowledgeable and diligent provider of proven and emerging IT products. Our culture of innovation and adaptability matches that of the vendors we represent.”

Operating Results:

Net sales for the quarter ended March 31, 2018 increased 6% to $40.5 million compared to $38.1 million for the same period in 2017. Lifeboat Distribution segment net sales for the quarter ended March 31, 2018 increased 9% to $36.8 million, compared to $33.8 million for the same period in 2017. TechXtend segment net sales for the quarter ended March 31, 2018 decreased 13% to $3.7 million, compared to $4.3 million for the same period in 2017. The decrease in TechXtend sales was primarily driven by a decrease in extended payment term sales.

Adjusted gross billings for the quarter ended March 31, 2018 increased 11% or $12.3 million to $125.1 million compared to $112.8 million for the same period last year (see attached table for a discussion of adjusted gross billings).

Gross profit for the quarter ended March 31, 2018 increased 2% to $6.9 million compared to $6.8 million for the same period in 2017. Lifeboat Distribution segment gross profit for the quarter ended March 31, 2018 increased 6% to $6.1 million, compared to $5.8 million in the same period in 2017. TechXtend segment gross profit for the quarter ended March 31, 2018 decreased 23% to $0.7 million, compared to $0.9 million in 2017 due to lower extended payment term sales.

Gross profit margin (gross profit as a percentage of net sales) for the quarter ended March 31, 2018 decreased by 0.7 percentage points to 17.0%, compared to 17.7% for the same period in 2017. Lifeboat Distribution segment gross profit margin for the quarter ended March 31, 2018 decreased by 0.5 percentage points to 16.8%, compared to 17.3% for the same period in 2017. TechXtend segment gross profit margin for the quarter March 31, 2018 decreased 2.4 percentage points to 19.1%, compared to 21.5% for the same period in 2017.

Total selling, general, and administrative (“SG&A”) expenses for the quarter ended March 31, 2018 increased slightly to $5.0 million, primarily due to higher professional fees and public company related costs, when compared to the same quarter last year. SG&A expenses as a percentage of net sales were 12.4% in 2018 compared to 13.0% in 2017.

For the quarter ended March 31, 2018, the Company recorded a provision for income taxes of $0.5 million compared to $0.6 in the prior year.  The effective tax rate was 23.4 % in 2018 compared to 32.0% in the prior year due to the impact of the Tax Cuts and Jobs Act of 2017.

Net income for the quarter ended March 31, 2018 increased 21% to $1.6 million compared to $1.3 million during the prior year.

Diluted earnings per share for the quarter ended March 31, 2018 increased 23% to $0.36, compared to $0.29 for the same period in 2017.

On May 2, 2018, the Board of Directors declared a quarterly dividend of $0.17 per share of its common stock payable May 21, 2018 to shareholders of record on May 14, 2018.

Adjustments to historical results upon retrospective adoption of ASC 606, Revenue from Contracts with Customers

The Company adopted ASC 606, Revenue from Contracts with Customers effective January 1, 2018 using the full retrospective adoption method. Under the full retrospective adoption method, the Company presents revenue for current and comparative periods on an adjusted basis, reflecting the new accounting standard. The most significant impact of adopting the standard relates to the recognition of revenue for Software - security and highly interdependent with support and Third-party maintenance support and other services, net of the related cost of sales. Historically the Company has accounted for most sales on a gross basis, with third party costs included in cost of sales.

The change from gross sale to net reporting has no impact on gross profit, net income or cash flows, though it increases gross profit as a percentage of sales. The adoption of the standard resulted in a reduction of net sales as previously reported or adjusted gross billings (see attached table), and a corresponding reduction of cost of sales of $84.5 million, and $74.7 million for the quarter ended March 31, 2018 and 2017, respectively. The attached tables present the expected impact of the adoption on historical results for the quarter ended March 31, 2017 as if the standard had been adopted in the earliest period presented. Additional information will be available in the Company’s quarterly report filed on Form 10Q with the Securities and Exchange Commission.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Bluebeam Software, Cloudgenix, Cloudian, Dell/Dell Software, erwin, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Micro Focus, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, Super Micro Computer, Inc., TechSmith, Tintri, Unitrends, and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

Investor Relations Contact:

Michael Vesey, Vice President and Chief Financial Officer

Wayside Technology Group, Inc.

(732) 389-0932

michael.vesey@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	March 31,	December 31,
	2018	2017
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$6,994	$5,530
Accounts receivable, net of allowances of $2,228 and $2,102, respectively	82,019	76,937
Inventory, net	2,362	2,794
Vendor prepayments	5,212	6,837
Prepaid expenses and other current assets	611	553
Total current assets	97,198	92,651

Equipment and leasehold improvements, net	1,758	1,828
Accounts receivable long-term	7,530	7,437
Other assets	1,854	231
Deferred income taxes	107	138

Total assets	$108,447	$102,285

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$67,931	$62,792
Total current liabilities	67,931	62,792

Deferred rent and tenant allowances	764	781

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,506,203 and 4,454,829 shares, respectively	53	53
Additional paid-in capital	30,900	31,257
Treasury stock, at cost, 778,297 and 829,671 shares, respectively	(13,463)	(14,207)
Retained earnings	23,355	22,522
Accumulated other comprehensive loss	(1,093)	(913)
Total stockholders’ equity	39,752	38,712
Total liabilities and stockholders’ equity	$108,447	$102,285

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

( Amounts in thousands, except per share data)

	Three months ended
	March 31,
	2018	2017 (1)
	(Unaudited )
Revenues
Lifeboat segment	$36,838	$33,834
TechXtend segment	3,714	4,257
Total Revenue	40,552	38,091

Cost of sales
Lifeboat segment	30,654	27,991
TechXtend segment	3,004	3,341
Total Cost of sales	33,658	31,332

Gross Profit	6,894	6,759

Operating expenses
Selling costs	2,435	2,578
Share- based compensation	349	347
Other general and administrative expenses	2,263	2,042
Total Selling, general and administrative expenses	5,047	4,967

Income from operations	1,847	1,792

Interest, net	238	148
Foreign currency translation gain (loss)	1	—
Income before provision for income taxes	2,086	1,940
Provision for income taxes	488	621

Net income	$1,598	$1,319

Income per common share - Basic (restated note 3)	$0.36	$0.29
Income per common share - Diluted (restated note 3)	$0.36	$0.29

Weighted average common shares outstanding - Basic (restated note 3)	4,301	4,343
Weighted average common shares outstanding - Diluted (restated note 3)	4,301	4,343

Dividends per common share	$0.17	0.17

(1)	Amounts are adjusted as if ASC 606 Revenue from Contracts with Customers was adopted at the beginning of the period..

Supplemental Revenue Information
The table below presents net sales by disaggregated revenue category:	Three months ended
	March 31,
	2018	2017
Net Sales

Hardware and software product	$35,862	$33,930
Software - security & highly interdependent with support	2,103	1,551
Maintenance, support & other services	2,587	2,610
Net sales	$40,552	$38,091

	Three months ended
	March 31,
	2018	2017
Adjusted gross billings (2)

Net sales	$40,552	$38,091
Cost of sales related to Software - security and highly interdependent with support and maintenance, support and other services	84,532	74,704
Adjusted gross billings	$125,084	$112,795

(2) We define adjusted gross billings as net sales in accordance with US GAAP, adjusted for the cost of sales related to Software – security and highly interdependent with support and Maintenance, support and other services. We provided a reconciliation of Adjusted gross billings to net sales, which is the most directly comparable US GAAP measure. We use Adjusted gross billings of product and services as a supplemental measure of our performance to gain insight into the volume of business generated by our business, and to analyze the changes to our accounts receivable and accounts payable. Our use of Adjusted gross billings of product and services as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under U.S. GAAP. In addition, other companies, including companies in our industry, might calculate Adjusted gross billings of product and services or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The table below presents basic and diluted earnings per share as previously reported and as restated (see note 3):

Quarter ended
March 31,
2017
As Previously Reported:
Income per common share - Basic	$0.30
Income per common share - Diluted	$0.30

Weighted average common shares outstanding - Basic	4,343
Weighted average common shares outstanding - Diluted	4,359

As Restated:
Income per common share - Basic	$0.29
Income per common share - Diluted	$0.29

Weighted average common shares outstanding - Basic	4,343
Weighted average common shares outstanding - Diluted	4,343

(3)

Earnings per share for the quarter ended March 31, 2017 were recalculated and restated using the two-class method, to be presented on a comparable basis with the same periods in 2018. In 2017 the Company determined it should be reporting earnings per share using the two-class method, which treats unvested restricted shares granted under our 2012 Stock-Based Compensation Plan that are entitled to receive non-forfeitable dividends as participating securities. The change had an immaterial impact on previously reported earnings per share (and no net income impact), however, the amounts presented in these tables have been re-stated to correct the error in prior periods for comparability purposes.